EXHIBIT 3.17

                              ARTICLES OF AMENDMENT

                        IMAGING DIAGNOSTIC SYSTEMS, INC.


         In accordance with shareholders approval of a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock, no par value, from 100,000,000 to 150,000,000 duly executed by a majority of the shareholders of Imaging Diagnostic Systems, Inc. entitled to vote thereon, and ratification of such action by the Company's Board of Directors, the Corporation's Articles of Incorporation to provide for and increase in the authorized Common Stock, pursuant to the relevant provisions of Chapter 607 of the Florida Statutes are hereby Amended as follows:


                                    ARTICLE I

The name of the corporation is IMAGING DIAGNOSTIC SYSTEMS, INC.

                            ARTICLE III CAPITAL STOCK

         The maximum number of shares of capital stock that this corporation is authorized to have outstanding at any one time is 152,000,000 (ONE HUNDRED FIFTY-TWO MILLION) shares, no par value. The 152,000,000 shares of no par value capital stock of the Corporation shall be designated as follows:

                 o  150,000,000 common shares

                 o 2,000,000 Preferred Shares, the rights, and preferences of which are to be designated by the Company's Board of Directors.


         Except as amended above the remainder of the Company's Article of Incorporation shall remain unchanged, and are hereby ratified and confirmed

The foregoing Amendments to the Articles of Incorporation were duly adopted on April 26, 2000 by a vote of a majority of the holders of the Corporation's common stock, no par value and the holders of the Preferred Shares, and approved by a sufficient number of votes pursuant to the Florida Statutes.


ATTESTED TO:                                IMAGING DIAGNOSTIC SYSTEMS, INC


By:  /s/ Allan L. Schwartz                           By:  /s/ Linda B. Grable
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Name:  Allan L. Schwartz                             Name:  Linda B. Grable
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Title:  Executive Vice President                     Title:  President
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